 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K/A

Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 18, 2020

The Estée Lauder Companies Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14064	11-2408943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, New York, New York		10153
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code
212-572-4200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $.01 par value	EL	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05. Costs Associated with Exit or Disposal Activities.

On August 20, 2020, The Estée Lauder Companies Inc. (the “Company”) filed a Current Report on Form 8-K regarding a two-year restructuring program, Post-COVID Business Acceleration Program (the “PCBA Program”). The PCBA Program is expected to include a number of initiatives, and the Company indicated that restructuring and other charges to implement those initiatives are expected to total between $400 million and $500 million (before tax). At that time, the Company was unable to make a determination of the estimated amount or range of amounts to be incurred by major cost type and future cash expenditures pursuant to the PCBA Program.

The Company has since disclosed information about specific initiatives approved under the PCBA Program, including in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2020 filed on February 5, 2021, which provided information about specific initiatives approved cumulatively through December 31, 2020. The Company is filing this Form 8-K/A to provide details about specific initiatives approved since then.

Subsequent to December 31, 2020, the Company approved certain initiatives under the PCBA Program. These initiatives include the exit of the global distribution of BECCA products, the closure of underperforming retail locations and counters in our travel retail network and Latin America, and additional initiatives to optimize the Company's go-to-market organization.

•Exit of the global distribution of BECCA products – In reviewing the Company's brand portfolio to improve efficiency and to ensure the sustainability of long-term investments, the decision was made to exit the global distribution of BECCA products due to its limited distribution, the ongoing decline in product demand and the challenging environment caused by the COVID-19 pandemic. These activities will result in charges for the impairment of goodwill and other intangible assets, product returns, termination of contracts, and employee severance payments. The Company expects to substantially complete these initiatives during fiscal 2022.

•Optimize Distribution Network – To help restore profitability to pre-COVID-19 pandemic levels in certain areas of its distribution network and, as part of a broader initiative to be completed in phases, the Company has approved initiatives to close a number of underperforming retail locations and counters, in our travel retail network and Latin America. These anticipated closures reflect changing consumer behavior including higher demand for online and omnichannel capabilities. These activities will result in product returns, inventory write-offs, reduction of workforce, and termination of contracts.

Once the relevant accounting criteria have been met, the Company expects to record restructuring and other charges of approximately $116 million (before tax) in connection with these initiatives, which are expected to result in future cash expenditures. The Company expects that the majority of these charges will be recorded in the second half of fiscal 2021. As a result of these additional charges, the Company now estimates third quarter of fiscal 2021 PCBA Program charges of $130 million to $135 million, equal to $.28 to $.29 per diluted net earnings per common share.

Of the $400 million to $500 million restructuring and other charges expected to be incurred in connection with the PCBA Program, total cumulative charges approved by the Company through February 22, 2021 were:

	Sales Returns (included in Net Sales)	Cost of Sales	Operating Expenses		Total
(In millions)			Restructuring Charges	Other Charges
Approval Period
Six months ended December 31, 2020	$5	$(1)	$46	$16	$66
January 1, 2021 - February 22, 2021	32	(6)	89	1	116
Cumulative through February 22, 2021	$37	$(7)	$135	$17	$182

Included in the above table, cumulative restructuring initiatives approved by the Company through February 22, 2021 were:

(In millions)	Employee- Related Costs	Asset- Related Costs	Contract Terminations	Other Exit Costs	Total
Approval Period
Six months ended December 31, 2020	$46	$4	$(7)	$3	$46
January 1, 2021 - February 22, 2021	24	51	14	—	89
Cumulative through February 22, 2021	$70	$55	$7	$3	$135

The Company will continue to file additional disclosures in connection with initiatives associated with the PCBA Program that individually or collectively are determined to be significant. Such disclosures would be filed after the Company is able to make good faith determinations of the estimated amount or range of amounts by each major type of cost and future cash expenditures relating to such initiatives.

The forward-looking statements contained herein, including those relating to our expectations regarding charges and diluted net earnings per common share, involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include current economic and other conditions in the global marketplace, actions by retailers and consumers, competition, the Company’s ability to successfully implement its long-term strategic plan and those factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTÉE LAUDER COMPANIES INC.

Date:	February 24, 2021	By:	/s/ Tracey T. Travis
Tracey T. Travis
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

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